Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Pamela Marsh (626) 535-8465

INDYMAC ANNOUNCES THE RETIREMENT OF FOUNDING CHAIRMAN DAVID S. LOEB

PASADENA, Calif. – February 11, 2003 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today announced the retirement, after nearly 18 years of service, of David S. Loeb, 78, as Chairman of its Board of Directors due to health issues. Mr. Loeb, a co-founder of IndyMac in 1985 and co-founder of Countrywide Financial Corporation in 1969, has been the chairman of IndyMac since its inception. Mr. Loeb will serve in the honorary capacity as Chairman Emeritus.

“David Loeb has been instrumental in the successful growth and development of IndyMac,” commented Michael W. Perry, IndyMac’s Vice Chairman and Chief Executive Officer. “David’s wisdom, foresight and industry experience spanning more than four decades have been an invaluable influence on the continued emergence of IndyMac as a leading mortgage lender. He has built a solid foundation for IndyMac’s continued success with a strong and independent board of directors and an experienced and capable management team. David has served the company well and we thank him for his years of dedicated service. Above all, we wish him all the best regarding his health and in his retirement,” concluded Mr. Perry.

IndyMac’s Board of Directors has appointed Michael W. Perry, current Vice Chairman and Chief Executive Officer, to the additional role of Chairman. Mr. Perry will relinquish the role of Vice Chairman.

“Mike Perry has been an exemplary leader of IndyMac, running the day-to-day operations of the Company over the past decade. I cannot think of a more appropriate person to continue the vision and leadership of IndyMac’s co-founders David Loeb and Angelo Mozilo than Mike. We are pleased to appoint him as IndyMac’s new Chairman and have confidence in his ability to take the Company forward to even greater success,” commented Patrick Haden, Chairman of the Nominating and Governance Committee of IndyMac’s Board.

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IndyMac Bank is a leading technology-based mortgage bank with proprietary, award-winning systems to facilitate, among other things, automated underwriting and risk-based pricing on a nationwide basis via the Web. IndyMac’s mortgage banking group offers multi-channel distribution of its mortgage products and services through a nationwide network of mortgage brokers, mortgage bankers, community financial institutions, realtors and homebuilders. The mortgage banking group also offers mortgage products and services directly to consumers via the Internet, telephone and through its Southern California consumer banking centers. IndyMac Bank also offers a wide array of Web-enhanced banking services in addition to its core mortgage products and services and provides commercial loans to homebuilders for the purpose of constructing new single-family residences. IndyMac Bank is FDIC-insured.

IndyMac’s management is committed to delivering superior returns and increasing shareholder value. IndyMac’s total annualized return to shareholders for the period 1993 through December 31, 2002 of 20%, under its current management team, has exceeded the comparable returns of 12% and 9% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Web site at www.indymacbank.com.